Exhibit (c)(2)
STRICTLY CONFIDENTIAL Fairness Opinion Materials Regarding: PROJECT ALPHA DATED: OCTOBER 18, 2009 CONFIDENTIAL

CONFIDENTIAL MATERIAL DISCLAIMER The following pages contain material to be provided to the Board of Directors (the "Board") of Allion Healthcare, Inc. ("Allion" or the "Company") by Raymond James & Associates ("Raymond James") in our role as financial advisor to the Board in connection with the proposed merger (the "Merger") of the Company with a subsidiary ("Merger Sub") of Brickell Bay Acquisition Corp. ("Parent", an affiliate of HIG) pursuant to the terms of an Agreement and Plan of Merger dated October 18, 2009 among Parent, Merger Sub, and the Company (the "Agreement"). Any estimates and projections contained herein have been prepared by the Company's management, or obtained from public sources, or are based upon such estimates and projections, and involve numerous and significant subjective determinations, and there is no assurance that such estimates and projections will be realized. Raymond James does not take responsibility for such estimates and projections or the basis on which they were prepared. No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present, or the future. This material was not prepared for use by readers not as familiar with the business and affairs of the Company as the Board and, accordingly, neither the Company nor Raymond James nor their respective legal or financial advisors or accountants take any responsibility for the accompanying material if used by persons other than the Board. Raymond James does not have any obligation to update or otherwise revise the accompanying materials. CONFIDENTIAL

TABLE OF CONTENTS TAB PAGE 1. TRANSACTION OVERVIEW - Introduction 1 - Summary of Terms 2 - Summary Financial Information 3 - Transaction Consideration Valuation 4 - Summary of Analyses 5 2. TRADING ANALYSES - One-Year Price / Volume Chart 6 - Stock Price Histograms 7 3. VALUATION ANALYSES - Select Public Company Valuation Analysis 8 - Select Precedent Transaction Analysis 9 - Premiums Paid Analysis 10 EXHIBIT A. FORM OF FAIRNESS OPINION LETTER CONFIDENTIAL

TRANSACTION OVERVIEW CONFIDENTIAL

PROJECT ALPHA CONFIDENTIAL TRANSACTION OVERVIEW INTRODUCTION · The purpose of this presentation is to deliver to the Board of Directors of the Company the opinion of Raymond James regarding the fairness, from a financial point of view, of the consideration to be received by certain holders (the "Shareholders") of the Company's common stock in connection with the Merger. For the purposes of our letter and these related analyses, the term Shareholder excludes holders of the Company's common stock who are entering into Voting Agreements and/or Exchange Agreements (the "Rollover Holders") and their affiliates, as well as Parent, Merger Sub, and their affiliates. Under and subject to the terms of the Agreement, the consideration to be received by the Shareholders of the Company in exchange for each outstanding share of Common Stock is $6.60 in cash. · In arriving at its opinion, Raymond James: · reviewed the financial terms and conditions as stated in the October 18, 2009 draft Agreement; · reviewed the Company's annual report filed on Form 10- K for the fiscal year ended December 31, 2008 and the quarterly reports filed on Form 10- Q for the quarters ended March 31, 2009 and June 30, 2009; • reviewed certain other publicly available information on the Company; • reviewed other Company financial and operating information provided by the Company; • reviewed the historical stock price and trading activity for the shares of the Company's common stock; • discussed the Company's operations, historical financial results, and future prospects with certain management team members of the Company; • discussed with senior management of the Company certain information related to the aforementioned; • compared financial and stock market information for the Company with similar information for certain other companies with publicly-traded equity securities; • reviewed the financial terms and conditions of certain recent business combinations involving companies in businesses we deemed to be similar to those of the Company; and • considered such other quantitative and qualitative factors that we deemed to be relevant to our evaluation. · The advice and analyses included in this presentation are meant to be considered in conjunction with, and are subject to the qualifications and assumptions set forth in, the Raymond James written opinion to the Board of Directors; the form of our written opinion letter is included in these materials as Exhibit A. All capitalized terms shall have the meaning ascribed to them in the draft Agreement and Plan of Merger dated October 18, 2009 among the parties. 1

PROJECT ALPHA CONFIDENTIAL
TRANSACTION OVERVIEW SUMMARY OF TERMS This summary of certain terms is provided for discussion purposes only. It is not intended to be a comprehensive listing of all of the relevant terms contained in the Agreement nor a complete description of the terms described below. The terms as described below are subject to the further terms and conditions of the Agreement. Source: draft Agreement and Plan of Merger dated October 18, 2009. TRANSACTION TERMS DETAILS STRUCTURE At the effective date, Merger Sub will be merged with and into the Company and cease to exist; the Company will be the surviving corporation of the Merger. TRANSACTION Each share of the Company's common stock issued and outstanding, excluding certain shares of the Company's common stock held by the Rollover Holders, will be converted into the right to receive $6.60 per share in cash. Each of the Company's outstanding stock options will be cancelled and the holder will receive in cash an amount equal to the product of (x) the excess, if any, of the merger consideration over the exercise price per share of common stock multiplied by (y) the total number of shares subject to the option. FINANCING Parent will finance the acquisition with a combination of equity, new senior and subordinated debt, and the contribution of a portion of equity and seller notes currently held by the Rollover Holders (1). BREAK FEE $7.5 million. Payable by the Company in the event of termination by the Company in connection with a superior acquisition proposal by a third party and other specified triggers. REVERSE BREAK FEE $7.5 million. Payable by Parent in certain circumstances in the event of a failed financing (other than as a result of Parent's failure to satisfy certain conditions to the financing) and subsequent failure to close. TERMINATION FEE $10.0 million. Payable by Parent in the event Parent chooses to terminate (other than for specified reasons) or that, in certain circumstances, all conditions to close are satisfied but Parent declines to close, other than circumstances where the Reverse Break Fee is payable. CONDITIONS TO CLOSING Mutual conditions regarding material consents (as defined), including HSR and Shareholder approval; others as specified in the agreement. VOTING The vote required of the Company's Shareholders will be the affirmative vote by the holders of not less than a majority of the outstanding shares of common stock in favor of adopting the agreement. Certain holders of the Company's common stock, including the Rollover Holders, will sign Voting Agreements with Parent to vote their shares in favor of the transaction. NO-SHOP / FIDUCIARY OUT Company shall cause its representatives not to take enumerated actions prohibited by the no-shop provision in the Agreement. The Board's recommendation may be changed only in circumstances as described in the Agreement. TARGET AGREEMENT EXECUTION DATE TBD (1) Provided by Parent, per Company management.

PROJECT ALPHA
CONFIDENTIAL

TRANSACTION OVERVIEW

SUMMARY FINANCIAL INFORMATION

($millions, except per share data)

Allion Summary Income Statement	Historical Actual (1) CY2007	CY2008 (2)	TR12 (3)	Consensus Estimates (4) 2009P	2010P
Net revenue	$ 246.7	$ 340.7	$ 385.2	$ 403.9	$ 444.3
Costs of goods and services	211.4	279.9	314.3	328.1	360.7
Gross margin	35.3	60.8	70.9	75.8	83.6
SG&A	26.7	35.5	37.8	38.7	43.2
EBITDA	**8.5**	**25.3**	**33.1**	**37.1**	**40.3**
Depreciation & amortization	3.6	5.5	5.9		
Net interest expense (income)	(0.8)	2.5	3.5		
Pre-tax income	5.8	17.2	23.7	25.6	29.5
Income taxes	2.1	7.1	9.9	11.7	12.2
Net income	$ 3.6	$ 10.2	$ 13.8	$ 13.9	$ 17.3
Diluted shares	17.0	22.3	27.4	28.9	29.3
Diluted EPS	**$0.21**	**$0.46**	**$0.50**	**$0.48**	**$0.59**
Revenue growth	*17.7%*	*38.1%*	*13.1%*	*18.5%*	*10.0%*
EBITDA margin	*3.5%*	*7.4%*	*8.6%*	*9.2%*	*9.1%*
Gross profit margin	*14.3%*	*17.8%*	*18.4%*	*18.8%*	*18.8%*
Pre-tax income margin	*2.3%*	*5.1%*	*6.1%*	*6.3%*	*6.6%*

Allion Summary Balance Sheet	06/30/09
Assets	
Cash and short-term investments	$ 15.0
Accounts receivable	49.4
Inventories	13.1
Other current assets	2.6
Property and equipment, net	1.8
Goodwill	178.7
Intangible assets	51.0
Other assets	3.1
Total assets	$ 314.8
Liabilities and Equity	
Accounts payable	$ 23.7
Accrued expenses	3.0
Long-term debt	79.0
Other long-term liabilities	19.3
Common stock / paid in capital	182.3
Retained earnings	7.5
Total stockholders' equity	189.8
Total liabilities and equity	$ 314.8

(1) Historical financial results have been adjusted to exclude non-recurring expenses.
(2) The Company acquired the Biomed business on April 4, 2008. CY2008 results include contributions from Biomed from the acquisition date forward.
(3) Trailing twelve month period ended June 30, 2009.
(4) Based on consensus analyst research estimates per Company management. Source: ThomsonOne.

RAYMOND JAMES

3

PROJECT ALPHA
CONFIDENTIAL

TRANSACTION OVERVIEW

TRANSACTION CONSIDERATION VALUATION

Transaction Valuation	
Transaction Price per Share	**$ 6.60**
Common shares outstanding	28.7
Dilutive impact of options and warrants (3)	0.5
Vesting of restricted stock awards	0.0
Phantom stock units (4)	2.2
Total shares outstanding	31.4
Transaction Equity Value	$ 207.2
Debt	79.0
Phantom stock unit gross-up payment (5)	6.7
Cash	(15.0)
Net debt	70.7
Transaction Enterprise Value	**$ 277.9**

($millions, except per share data)

Valuation Multiples	Historical Actual TR12 (1)	Consensus Estimates (2) 2009P	2010P
Summary Financials			
Revenue	$ 385.2	$ 403.9	$ 444.3
EBITDA	$ 33.1	$ 37.1	$ 40.3
EPS	$ 0.50	$ 0.48	$ 0.59
Valuation Multiples			
Transaction enterprise value / net revenue	*0.7x*	*0.7x*	*0.6x*
Transaction enterprise value / EBITDA	*8.4x*	*7.5x*	*6.9x*
Transaction price per share / EPS	*13.1x*	*13.8x*	*11.2x*

Transaction Price Premium (6)	Prior Close	Premium	VWAP	Premium
One-day	$ 5.44	*21.3%*	$ 5.22	*26.4%*
Five-day	5.02	*31.5%*	5.07	*30.2%*
30-day	6.88	*(4.1%)*	5.76	*14.6%*
60-day	6.86	*(3.8%)*	6.33	*4.3%*
90-day	5.86	*12.6%*	6.12	*7.8%*

(1) Trailing twelve month period ended June 30, 2009.
(2) Based on consensus analyst research estimates, per management. Source: ThomsonOne.
(3) Calculated using the treasury stock method.
(4) Cash settled phantom stock units held by management cliff-vest in CY2019 unless accelerated by a change-of-control transaction.
(5) Gross-up payment related to excise taxes generated by accelerated vesting of phantom stock units, per management.
(6) Historical closing prices and VWAP calculated through (including) October 16, 2009.

RAYMOND JAMES
4

PROJECT ALPHA CONFIDENTIAL TRANSACTION OVERVIEW SUMMARY OF ANALYSES ($millions, except per share) Price per Share Comparable Data Range From Implied Transaction Company Data Fairness Opinion Analyses by Data Range (2) Price Per Share of $6.60 Transaction Valuation Compared to Values Implied by Data Valuation Summary Statistic Point Low Mean Median High Median Mean Range (3) $6.60 Select Public Company Analysis Enterprise Value / Revenue TR12 $385.2 0.7x 0.1x 0.4x 0.3x 0.8x $1.21 $2.60 CY2009 (1) 403.9 0.7x 0.1x 0.4x 0.3x 0.8x 1.21 2.82 CY2010 (1) 444.3 0.6x 0.1x 0.4x 0.3x 0.8x 1.38 3.12 Enterprise Value / EBITDA TR12 33.1 8.4x 6.5x 9.1x 7.9x 14.1x $6.05 $7.32 CY2009 (1) 37.1 7.5x 6.5x 8.8x 8.3x 12.8x 7.53 8.19 CY2010 (1) 40.3 6.9x 6.3x 8.1x 8.3x 10.4x 8.43 8.12 Price / Earnings TR12 0.50 13.1x 10.5x 16.7x 15.1x 23.8x $7.61 $8.38 CY2009 (1) 0.48 13.8x 10.7x 15.8x 15.0x 21.6x 7.18 7.60 CY2010 (1) 0.59 11.2x 8.3x 13.8x 13.5x 18.4x 7.97 8.14 Select Precedent Transaction Analysis (4) Trans. Enterprise Value / TR12 Revenue $385.2 0.7x 0.5x 0.7x 0.6x 1.0x $5.70 $6.44 Trans. Enterprise Value / TR12 EBITDA 33.1 8.4x 5.3x 6.5x 6.3x 8.0x 4.40 4.59 Premiums Paid Analysis One#]day premium $ 5.44 21.3% (9.5%) 66.4% 43.0% 309.4% $7.78 $9.05 Five#]day premium $ 5.02 31.5% (4.9%) 67.1% 46.9% 288.9% 7.38 8.39 30#]day premium $ 6.88 (4.1%) (10.7%) 61.4% 40.9% 302.3% 9.69 11.10 60#]day premium $ 6.86 (3.8%) (25.9%) 52.4% 40.3% 332.1% 9.63 10.46 90#]day premium $ 5.86 12.6% (41.9%) 36.7% 33.8% 192.9% 7.84 8.01 Trading History Closing price on 10/16/09 $ 5.44 $6.60 Low High 52#]week trading range $ 2.83 $ 7.40 $2.83 $7.40 #]#]#] $2.00 $4.00 $6.00 $8.00 $10.00 $12.00 $14.00 (1) Company CY2009 and CY2010 estimates are consensus analyst estimates, used per Company management. Source: ThomsonOne. (2) Implied Company value derived by applying the median and mean valuation multiples from the data range to the corresponding metric. For purposes of calculating per share value, share count and capitalization metrics are held consistent with those on page 4. (3) Using the high valuation multiples from the data range, certain per share values extend above $14.00 and are not shown in the range. (4) Precedent transaction multiples derived from publicly available information; see page 9.

TRADING ANALYSES 6

CONFIDENTIAL PROJECT ALPHA CONFIDENTIAL TRADING ANALYSES ONE#] YEAR PRICE / VOLUME CHART

PROJECT ALPHA CONFIDENTIAL TRADING ANALYSES STOCK PRICE HISTOGRAMS

VALUATION ANALYSES

PROJECT ALPHA
CONFIDENTIAL

VALUATION ANALYSES

SELECT PUBLIC COMPANY ANALYSIS (1)

($millions, except per share)

Sector	Company	Price 10/16/2009	Diluted Shares	Equity Value	Debt	Cash	Total Enterprise Value	TTM EBITDA	TR12 EBITDA Margin	TR12 Price Performance
Retail Pharmacy Distribution	Amerisourcebergen	$ 23.53	300.6	$ 7,073	$ 1,191	$ 913	$ 7,351	$ 972	1.4%	52.6%
	Cardinal Health (2)	28.68	361.1	10,356	3,638	1,222	12,772	1,623	1.7%	(26.3%)
	McKesson	61.07	272.0	16,611	2,509	2,644	16,476	2,223	2.1%	39.5%
Medical Device Distribution	PSS World Medical	22.50	58.9	1,324	234	130	1,428	132	6.7%	37.5%
	Henry Schein	56.07	90.5	5,076	491	394	5,173	545	8.6%	20.2%
	Owens & Minor	47.53	41.6	1,978	208	15	2,172	207	2.7%	23.1%
Specialty Distribution	BioScript	6.99	39.2	274	33	---	307	22	1.6%	207.9%
Institutional Pharmacy	Omnicare	22.54	117.6	2,652	2,214	274	4,591	709	11.2%	(4.3%)
	PharMerica	18.24	30.4	554	240	41	753	101	5.3%	(4.9%)
	Allion - Trading	**$ 5.44**	**29.1**	**$ 158**	**$ 79**	**$ 15**	**$ 222**	**33.1**	**8.6%**	**15.3%**
	Allion - Transaction	**$ 6.60**	**31.4**	**$ 207**	**$ 86**	**$ 15**	**$ 278**	**33.1**	**8.6%**	**39.8%**

		Enterprise Value / Revenue			Enterprise Value / EBITDA			P/E		
Sector	Company	TR12	CY2009E	CY2010E	TR12	CY2009E	CY2010E	TR12	CY2009E	CY2010E
Retail Pharmacy Distribution	Amerisourcebergen	0.1x	0.1x	0.1x	7.6x	7.6x	7.2x	14.2x	14.1x	12.5x
	Cardinal Health (2)	0.1x	0.1x	0.1x	7.9x	8.3x	8.3x	12.7x	11.1x	14.7x
	McKesson	0.2x	0.2x	0.1x	7.4x	6.9x	6.7x	13.2x	15.0x	13.5x
Medical Device Distribution	PSS World Medical	0.7x	0.7x	0.7x	10.8x	10.6x	9.2x	21.4x	21.6x	18.4x
	Henry Schein	0.8x	0.8x	0.8x	9.5x	9.5x	8.8x	18.1x	17.6x	15.8x
	Owens & Minor	0.3x	0.3x	0.3x	10.5x	9.9x	8.9x	23.8x	19.6x	15.5x
Specialty Distribution	BioScript	0.2x	0.2x	0.2x	14.1x	12.8x	10.4x	20.9x	17.9x	12.9x
Institutional Pharmacy	Omnicare	0.7x	0.7x	0.7x	6.5x	6.5x	6.3x	10.5x	10.7x	8.3x
	PharMerica	0.4x	0.4x	0.4x	7.5x	7.4x	7.0x	15.1x	14.8x	12.5x
	Mean	**0.4x**	**0.4x**	**0.4x**	**9.1x**	**8.8x**	**8.1x**	**16.7x**	**15.8x**	**13.8x**
	Median	**0.3x**	**0.3x**	**0.3x**	**7.9x**	**8.3x**	**8.3x**	**15.1x**	**15.0x**	**13.5x**
	Allion - Trading	**0.6x**	**0.6x**	**0.5x**	**6.7x**	**6.0x**	**5.5x**	**10.8x**	**11.3x**	**9.2x**
	Allion - Transaction	**0.7x**	**0.7x**	**0.6x**	**8.4x**	**7.5x**	**6.9x**	**13.1x**	**13.8x**	**11.2x**

(1) Projections are consensus estimates provided by ThomsonOne. Values abbreviated "na" denote data that is not available, values abbreviated "nm" denote values (multiples) that cannot be calculated, and values abbreviated "nmf" denote values that are not meaningful.

(2) Cardinal Health spun off its CareFusion business, a medical supply management company, to its shareholders in August 2009. Cardinal published pro forma financials for the twelve month period ending June 30, 2009 in an 8-K dated 8.19.09. In this analysis, the pro forma annualized six month period ending June 30, 2009 is used as a CY2009 estimate.

RAYMOND JAMES

8

PROJECT ALPHA CONFIDENTIAL VALUATION ANALYSES SELECT PRECEDENT TRANSACTION ANALYSIS ($millions, except per share) Transaction Enterprise Enterprise Value / TR12 Announced Closed Target Acquiror Value (2) Net Revenue EBITDA Transactions Announced after September 2007 Aug#]09 Pending MTS Medication Technology Excellere Partners $ 46.8 0.6x 6.2x Dec#]08 Jan#]09 Owens and Minor DTC Diabetes Medco 63.0 0.7x na Jun#]08 Oct#]08 Apria Blackstone 1,594.1 1.0x 5.3x Apr#]08 Apr#]08 Carmichael's Cashway Pharmacy (3) SunLink Health Systems 22.8 0.5x 6.4x Mar#]08 Apr#]08 Biomed (4) Allion 118.0 nmf 8.0x Mean 0.7x 6.5x Median 0.6x 6.3x High 1.0x 8.0x Low 0.5x 5.3x Transaction Value ($6.60 per share) $ 277.9 0.7x 8.4x (1) Values abbreviated "na" denote data that is not available and values abbreviated "nmf" denote values that are not meaningful. (2) Transactions involving a stock component are valued using the closing price of the acquiror's equity on the day of announcement. (3) Trailing multiples calculated using CY2007 results.
(4) EBITDA valuation multiple of 8.0x was consistent across both original transaction and earnout.

PROJECT ALPHA
CONFIDENTIAL

VALUATION ANALYSES

PREMIUMS PAID ANALYSIS

The transactions below include (i) all-cash transactions across all industry sectors that have been announced and have closed since September 1, 2007, in which (ii) a majority of the business was acquired and (iii) transaction enterprise value was between $100.0 and $500.0 million. Source: CapitalIQ.

($millions, except per share data)

Announced	Closed	Target	Acquiror	Transaction Value	Price / Share	Premium 1-Day	5-Day	30-Day	60-Day	90-Day
Jul-09	Aug-09	Noven Pharmaceuticals Inc.	Hisamitsu Pharmaceutical Co., Inc.	$ 350.6	$ 16.50	22.4%	14.9%	44.7%	64.7%	100.0%
Jun-09	Aug-09	Monogram Biosciences, Inc.	Laboratory Corp. of America Holdings	135.7	4.55	170.8%	164.5%	117.7%	75.0%	11.0%
May-09	Jul-09	SumTotal Systems (1)	Vista Equity Partners	163.0	4.85	141.3%	174.0%	159.4%	58.0%	76.4%
May-09	Jun-09	Vnus Medical Technologies, Inc.	Covidien plc	395.9	29.00	36.0%	35.1%	34.4%	59.8%	81.3%
Dec-08	Mar-09	American Land Lease Inc.	Green Courte Real Estate Partners, LLC	438.0	14.20	264.1%	273.7%	129.7%	(25.9%)	(28.4%)
Nov-08	Dec-08	Omrix Biophamaceuticals, Inc.	Johnson & Johnson	352.2	25.00	18.1%	37.9%	75.4%	8.7%	35.8%
Oct-08	Dec-08	SM&A	Odyssey Investment Partners , LLC	110.5	6.25	159.3%	131.5%	103.6%	73.6%	33.8%
Sep-08	Nov-08	Cherokee International Corp.	Lineage Power Holdings, Inc.	105.0	3.20	33.3%	48.8%	24.0%	72.0%	11.1%
Sep-08	Oct-08	Gehl Company	Manitou BF	449.8	30.00	119.6%	99.1%	100.1%	99.7%	94.4%
Sep-08	Oct-08	Captaris Inc. (2)	Open Text, Inc.	109.5	4.80	37.5%	42.4%	42.0%	18.8%	2.6%
Sep-08	Nov-08	Eagle Test Systems, Inc.	Teradyne Inc.	279.5	15.65	10.4%	8.2%	42.3%	42.7%	19.2%
Aug-08	Oct-08	Greenfield Online, Inc. (3)	Microsoft Corporation	421.5	17.50	31.8%	42.0%	60.8%	42.3%	38.7%
Aug-08	Oct-08	PeopleSupport, Inc.	Essar Services	150.5	12.25	28.5%	41.1%	36.1%	34.6%	39.0%
Jul-08	Aug-08	Intervoice, Inc.	Convergys Corporation	269.6	8.25	23.7%	54.2%	26.7%	18.4%	9.4%
Jul-08	Aug-08	Excel Technology Inc.	GSI Group Inc.	333.0	32.00	41.2%	45.3%	25.7%	31.3%	24.0%
Jun-08	Nov-08	Community Bankshares Inc.	First Citizens Bancorp and Trust Company, Inc.	102.6	21.00	90.9%	81.8%	76.5%	78.0%	68.7%
Jun-08	Aug-08	Barrier Therapeutics Inc.	Stiefel Laboratories, Inc.	133.0	4.15	135.8%	89.5%	75.1%	25.0%	34.7%
Jun-08	Aug-08	MEDecision, Inc.	Health Care Service Corp.	121.0	7.00	309.4%	288.9%	302.3%	332.1%	192.9%
Jun-08	Aug-08	CAM Commerce Solutions, Inc.	Great Hill Partners, LLC	146.0	40.50	7.9%	12.1%	8.6%	12.1%	(0.8%)
Jun-08	Aug-08	HireRight, Inc. (4)	USIS Commercial Services, Inc.	192.8	19.75	95.2%	95.2%	113.3%	110.8%	127.0%

(1) Premiums are measured from 4.06.09, when the company disclosed an initial offer of $3.25.
(2) Premiums are measured from 3.17.08, when the company disclosed that the Board was exploring strategic alternatives.
(3) Premiums are measured from 6.16.08, when the company disclosed an initial offer of $15.50.
(4) Premiums are measured from 6.10.08, when the company disclosed an initial offer of $15.60.

10

PROJECT ALPHA
CONFIDENTIAL

VALUATION ANALYSES

PREMIUMS PAID ANALYSIS CONTINUED

($millions, except per share data)

Announced	Closed	Target	Acquiror	Transaction Value	Price / Share	Premium 1-Day	Premium 5-Day	Premium 30-Day	Premium 60-Day	Premium 90-Day
Jun-08	Sep-08	Tumbleweed Communications Corp.	Axway Inc.	$ 117.9	$ 2.70	52.5%	45.9%	112.6%	136.8%	77.6%
May-08	Jun-08	Kosan Biosciences Inc.	Bristol-Myers Squibb Co.	280.4	5.50	233.3%	243.8%	173.6%	229.3%	89.0%
May-08	Aug-08	Angelica Corporation(1)	Lehman Brothers Merchant Banking	293.5	22.00	(1.3%)	(1.4%)	(10.7%)	(19.9%)	(15.0%)
May-08	Aug-08	MedQuist Inc.	Cbay, Inc.	260.3	11.00	46.7%	56.9%	29.4%	12.2%	9.9%
May-08	Aug-08	Radyne Corp.	Comtech Telecommunications Corp.	195.0	11.50	48.6%	47.6%	35.0%	19.3%	27.5%
May-08	Jun-08	Moldflow Corporation	Autodesk, Inc.	190.1	22.00	12.2%	17.5%	31.6%	60.0%	37.0%
Apr-08	Jun-08	Packeteer, Inc. (2)	Blue Coat Systems Inc.	193.9	7.10	83.9%	51.4%	62.8%	9.4%	(20.3%)
Apr-08	Jul-08	180 Connect, Inc. (3)	DirecTV Enterprises LLC	101.6	1.80	52.5%	91.5%	20.0%	(23.7%)	(41.9%)
Apr-08	Jul-08	Clayton Holdings, Inc.	Greenfield Partners , LLC	142.4	6.00	24.5%	10.7%	38.6%	41.5%	51.9%
Apr-08	Jun-08	Iomega Corp. (4)	EMC Corporation	163.2	3.85	44.7%	37.5%	44.7%	5.8%	(6.3%)
Apr-08	Aug-08	Industrial Distribution Group, Inc.	Luther King Captial Management Corporation	126.2	12.10	18.2%	20.5%	22.3%	14.5%	6.7%
Mar-08	Jul-08	Bentley Pharmaceuticals Inc. (5)	Teva Pharmaceuticals Industries Limited	339.2	14.82	17.3%	14.5%	25.9%	25.1%	18.3%
Mar-08	May-08	Synplicity, Inc.	Synopsys Inc.	215.8	8.00	50.4%	55.6%	82.6%	50.7%	45.5%
Mar-08	Apr-08	I-trax. Inc.	Walgreen Co.	266.4	5.40	38.5%	44.0%	61.7%	67.2%	44.0%
Feb-08	Apr-08	CollaGenex Pharmaceuticals Inc.	Galderma Laboratories, L.P.	321.0	16.60	29.7%	27.4%	62.7%	120.5%	66.8%
Feb-08	Jun-08	Encysive Pharmaceuticals Inc.	Pfizer Inc.	346.8	2.35	117.6%	197.5%	226.4%	209.2%	49.7%
Feb-08	Apr-08	Possis Medical	MEDRAD, Inc.	319.7	19.50	35.9%	41.4%	34.9%	46.6%	43.1%
Jan-08	May-08	NuCo2 Inc.	Aurora Capital Group	484.0	30.00	24.6%	20.1%	16.3%	17.5%	14.7%
Jan-08	Mar-08	VistaCare Inc.(6)	Odyssey Healthcare Inc.	116.5	8.60	(9.5%)	(4.9%)	(3.9%)	(15.0%)	(16.7%)
Jan-08	Mar-08	Lifecore Biomedical Inc.	Warburg Pincus LLC	186.4	17.00	32.4%	27.2%	38.2%	28.9%	49.4%

(1) Premiums are measured from 7.17.07, when the company disclosed that the company had engaged a financial advisor.
(2) Premiums are measured from 3.05.07, when the company disclosed an initial offer of $5.50.
(3) Premiums are measured from 1.25.08, when the company disclosed that the buyer had acquired 10.0% of shares and may pursue an acquisition.
(4) Premiums are measured from 3.10.08, when the company disclosed an initial offer of $3.25.
(5) Premiums are measured from 10.23.07, when the company disclosed a potential transaction.
(6) Premiums are measured from 5.09.07, when the company disclosed that its board of directors was exploring strategic alternatives .

RAYMOND JAMES
11

PROJECT ALPHA
CONFIDENTIAL

VALUATION ANALYSES

PREMIUMS PAID ANALYSIS CONTINUED

($millions, except per share data)

				Transaction	Price /	Premium				
Announced	Closed	Target	Acquiror	Value	Share	1-Day	5-Day	30-Day	60-Day	90-Day
Jan-08	Feb-08	ASV Inc.	Terex Corp.	$ 453.1	$ 18.00	46.5%	47.9%	53.8%	43.7%	27.1%
Jan-08	Oct-08	AmCOMP Incorporated	Employers Holdings, Inc.	208.8	12.15	40.0%	37.1%	22.7%	21.4%	27.5%
Jan-08	Apr-08	North Pointe Holdings Corp.	QBE Holdings, Inc.	134.1	16.00	51.2%	46.3%	53.4%	45.3%	65.8%
Dec-07	Jun-08	MTC Technologies, Inc.	BAE Systems, Inc.	451.1	24.00	35.0%	51.6%	38.0%	24.3%	14.4%
Dec-07	Feb-08	Electronic Clearing House Inc.	Intuit Inc.	135.3	17.00	115.2%	81.4%	34.0%	63.0%	78.2%
Dec-07	Jan-08	Nextest Systems Corp.	Teradyne Inc.	311.7	20.00	66.8%	60.3%	52.4%	73.9%	68.9%
Dec-07	Jan-08	Genesis Microchip Inc.	STMicroelectronics NV	146.0	8.65	60.2%	74.7%	20.6%	14.4%	5.5%
Nov-07	Dec-07	Coley Pharmaceutical Group, Inc.	Pfizer Inc.	142.6	8.00	166.7%	145.4%	158.9%	137.4%	126.6%
Nov-07	Jun-08	Restoration Hardware, Inc. (1)	Catterton Partners / Gary Friedman	279.1	4.50	67.9%	57.9%	43.3%	20.0%	(18.5%)
Oct-07	Jan-08	First Consulting Group Inc.	Computer Science Corporation	273.1	13.00	30.3%	31.8%	30.3%	44.4%	43.3%
Oct-07	Feb-08	Bradley Pharmaceuticals Inc. (2)	Nycomed US, Inc.	342.1	20.00	8.5%	9.1%	(0.9%)	9.1%	(4.8%)
Oct-07	Apr-08	E-Z-EM Inc.	Bracco Diagnostics, Inc.	197.0	21.00	27.9%	33.2%	39.2%	39.2%	33.8%
Oct-07	Apr-08	Covad Communications Group Inc.	Platinum Equity, LLC	440.1	1.02	59.4%	61.9%	39.7%	17.2%	12.7%
Sep-07	Nov-07	United Retail Group, Inc.	Redcats USA, Inc.	147.5	13.70	81.5%	60.2%	26.9%	11.7%	(0.1%)
					Mean	66.4%	67.1%	61.4%	52.4%	36.7%
					Median	43.0%	46.9%	40.9%	40.3%	33.8%
					High	309.4%	288.9%	302.3%	332.1%	192.9%
					Low	(9.5%)	(4.9%)	(10.7%)	(25.9%)	(41.9%)
Oct-09		Allion	Merger Sub	$ 277.9	$6.60	21.3%	31.5%	(4.1%)	(3.8%)	12.6%

(1) Premiums are measured from 11.08.07, when the company disclosed an initial offer of $6.70.
(2) Premiums are measured from 5.29.07, when the company disclosed an initial offer of $21.50.

RAYMOND JAMES
12

EXHIBIT A: FORM OF FAIRNESS OPINION LETTER CONFIDENTIAL

October 18, 2009
The Board of Directors
Allion Healthcare Inc.
1660 Walt Whitman Road
Melville, New York 11747
Members of the Board:
You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be received by certain holders (the “Shareholders”) of the outstanding common stock, par value $0.001 per share (the “Common Stock”) of Allion Healthcare Inc. (“Allion” or the “Company”) in connection with the proposed merger (the “Merger”) of the Company with a subsidiary (“Merger Sub”) of Brickell Bay Acquisition Corp. (“Parent”) under the terms of an Agreement and Plan of Merger by and among Parent, Merger Sub, and the Company dated October 18, 2009 (the “Agreement”). For the purposes of this letter and our related analyses, the term Shareholder excludes holders of the Common Stock who are entering into Voting Agreements and/or Exchange Agreements (as defined in the Agreement) and their affiliates, as well as Parent, Merger Sub, and their affiliates. Under and subject to the terms of the Agreement, the consideration to be received by the Shareholders in exchange for each outstanding share of Common Stock is $6.60 in cash.
In connection with our review of the proposed Merger and the preparation of our opinion, we have, among other things:
1.	reviewed the financial terms and conditions as stated in the October 18, 2009 draft Agreement;

2.	reviewed the Company’s annual report filed on Form 10-K for the fiscal year ended December 31, 2008 and the quarterly reports filed on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009;

3.	reviewed certain other publicly available information on the Company;

4.	reviewed other Company financial and operating information provided by the Company;

5.	reviewed the historical stock price and trading activity for the shares of Allion common stock;

6.	discussed Allion’s operations, historical financial results, and future prospects with certain management team members of Allion;

7.	discussed with senior management of the Company certain information related to the aforementioned;

8.	compared financial and stock market information for the Company with similar information for certain other companies with publicly traded equity securities;

9.	reviewed the financial terms and conditions of certain recent business combinations involving companies in businesses we deemed to be similar to those of the Company; and

10.	considered such other quantitative and qualitative factors that we deemed to be relevant to our evaluation.
With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by Allion, or any other party on its behalf, and we have undertaken no duty or responsibility to verify independently any of such information. We have not made or obtained an independent
Raymond James & Associates, Inc.
Member New York Stock Exchange/SIPC
2525 West End Avenue, Suite 925, Nashville, TN 37203
615-321-8088 • 800-658-6188 Toll Free • 615-321-4588 Fax

appraisal for any of the assets or liabilities (contingent or otherwise) of the Company. With respect to financial forecasts and estimates provided to or otherwise reviewed by or discussed with us, we have assumed, with your consent, that such forecasts and estimates have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and we have relied upon each party to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We have assumed that the final form of the Agreement will be substantially similar to the draft we have reviewed, and that the Merger will be consummated in accordance with the terms of the Agreement without waiver of any conditions thereof.
In arriving at this opinion, we did not attribute any particular weight to any analysis or factor considered by us, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, we believe that our analyses must be considered as a whole and that selecting portions of such analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.
We express no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Merger, or the availability or advisability of any alternatives to the Merger. Our opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the Shareholders. We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Merger. In formulating our opinion, we have considered only the cash consideration for Allion common stock as is described above. We have not considered, and this opinion does not address, any compensation or other such payments that may be made in connection with, or as a result of, the Merger to Allion directors, officers, employees, or others in connection with the Merger. The delivery of this opinion has been approved by our Fairness Opinion Committee.
Raymond James & Associates Inc. (“Raymond James”) is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations, and similar transactions. Raymond James will receive a customary fee from Allion upon the delivery of this opinion. Raymond James also has been engaged to render financial advisory services to Allion in connection with the proposed Merger and will receive a separate customary fee for such services; such fee is contingent upon consummation of the Merger and is larger than the fee for the delivery of this opinion. In addition, Allion has agreed to indemnify us against certain liabilities arising out of our engagement.
In the ordinary course of our business, we may trade in the securities of Allion for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.
Our opinion is based upon market, economic, financial, and other circumstances and conditions existing and disclosed to us as of October 18, 2009 and any material change in such circumstances and conditions would require a re-evaluation of this opinion, which we are under no obligation to undertake.
It is understood that this letter is for the information of the Allion Board of Directors in evaluating the proposed Merger and does not constitute a recommendation to the Allion Board of Directors or any holder of Common Stock regarding how to vote on the proposed Merger. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This opinion is not to be quoted or referred to, in whole or in part, without our prior written consent.
Based upon and subject to the foregoing, it is our opinion that, as of October 18, 2009, the consideration to be received by the Shareholders pursuant to the Agreement is fair, from a financial point of view, to such Shareholders.
Very truly yours,
RAYMOND JAMES & ASSOCIATES, INC.